Exhibit 99.1

Company Investor/Media Contact:
dj Orthopedics, Inc.
Mark Francois, Director of Investor Relations
(760) 734-4766
mark.francois@djortho.com

FOR IMMEDIATE RELEASE

DJ ORTHOPEDICS ANNOUNCES RECORD NET REVENUES FOR FOURTH QUARTER
AND FISCAL YEAR 2004

SAN DIEGO, CA February 8, 2005 – dj Orthopedics, Inc., (NYSE: DJO), a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets, today announced record net revenues for the fourth quarter and fiscal year ended December 31, 2004.

Fourth Quarter

Net revenues for the fourth quarter of 2004 totaled $68.1 million, reflecting an increase of 24.7 percent, compared with net revenues of $54.6 million in the fourth quarter of 2003 and 8.7 percent compared to pro forma net revenues, including the Company’s Regentek™ division acquired in November 2003, of $62.7 million for the fourth quarter of 2003.  The fourth quarter of 2004 included 65 shipping days while the comparable 2003 period included 64 days.  Average daily sales for the fourth quarter of 2004 increased 7.0 percent compared to pro forma average daily sales for the fourth quarter of 2003.

Prior to the impact of $2.6 million in restructuring charges related primarily to the integration of the Company’s Regentek division, net income for the fourth quarter of 2004 was $6.9 million, or $0.31 per share, increasing 69.7 percent compared with net income of $4.1 million, or $0.21 per share, reported in the fourth quarter of 2003, and increasing 43.5 percent compared to pro forma net income of $4.8 million, or $0.25 per share, for the fourth quarter of 2003.  Reported net income for the three months ended December 31, 2004, after the impact of the restructuring charges was $5.3 million, or $0.24 per share.  The weighted average number of shares used to calculate net income per share in the current quarter was 22.4 million shares, compared to 19.6 million shares in the prior year period.  The share increase is related to the impact of 3.16 million common shares sold by the Company in February 2004, the net proceeds of which were utilized for the redemption of the Company’s Senior Subordinated Notes in June 2004, and an increase in the dilutive net

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effect of employee stock options, partially offset by the Company’s repurchase of approximately 837,000 shares in the fourth quarter of 2004.

Full Year 2004

For the full year 2004, net revenues totaled approximately $256.0 million, increasing approximately 29.3 percent compared with net revenues of $197.9 million reported for 2003, and approximately 6.5 percent compared to pro forma net revenues, including Regentek, of $240.4 million for 2003.

As previously announced, dj Orthopedics redeemed $75 million of Senior Subordinated Notes on June 15, 2004.  In connection with the redemption, the Company recorded a one-time charge in the second quarter of 2004 of approximately $7.8 million, or $4.7 million net of tax, to write-off a redemption premium and unamortized debt issuance costs and discounts. Before the charges related to the redemption and the restructuring charges recorded in the third quarter of 2004 and the current quarter as noted above, net income for the full year 2004 was $21.6 million, or $0.97 per share, increasing 78.9 percent compared to $12.1 million, or $0.64 per share, reported for the full year 2003, and increasing 40.5 percent compared to pro forma net income of $15.4 million, or $0.82 per share, reported for the full year 2003.  Reported net income for the full year ended December 31, 2004, after all charges, was $14.0 million, or $0.63 per share.

“We are pleased to report a strong finish to 2004.  Our fourth quarter revenue was a new Company record and we achieved a milestone by exceeding $250 million in total annual revenue for the first time,” said Les Cross, president and CEO of dj Orthopedics.  “Our revenue performance was driven by contributions from our domestic rehabilitation businesses, including our DonJoy®, ProCare® and OfficeCare® segments, our international business, which continues to be one of our growth engines, and by improved performance in our Regentek business. The completion of the integration of our Regentek sales organization into our DonJoy distribution channel permits us to leverage the power of the DonJoy brand and the relationships that it carries. Our new sales model contributed to 14.4 percent growth in fourth quarter average daily sales for our OL1000™ nonunion fracture bone growth stimulator product line, compared to pro forma prior year sales.  With fourth quarter results as an initial indication of the benefits of our integration strategy, we are pleased to announce our intention to re-brand our regeneration products under the DonJoy name to capture the full benefits of the integrated sales process.

“We are also very pleased with the earnings growth we generated in 2004, with net earnings before charges growing at over 40 percent on a pro forma basis.  Our operating cash flow was a strong $47.1 million for 2004, before the impact of payments aggregating $7.4 million related to the restructuring ($2.7 million) and interest on

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our senior subordinated notes ($4.7 million). The strength of our cash flow should continue to provide us with strategic flexibility in the future.

“With 2004 behind us and several major corporate initiatives successfully completed, we turn our attention to 2005 with three key focus areas:

•                  First, our core, domestic rehabilitation business has been a mainstay for dj Orthopedics and we will continue to invest in new product development and promotional programs designed to deliver better-than-market growth from this segment.

•                  Second, we will continue to focus on maximizing growth from our bone growth stimulation business.  With the OL1000 now fully integrated into our DonJoy channel, we will focus on renewed sales and marketing programs that more actively publicize and differentiate the patient friendly benefits of our devices, such as ease of use and convenient, shorter treatment times that we believe improve patient compliance and healing outcomes.  We are also now focused on executing on our new sales and marketing strategy for SpinaLogic under our amended agreement with our selling partner, DePuy Spine. The amended agreement permits us to expand our selling resources in several territories where sales have not met our expectations.

•                  Finally, we will continue to focus on our international business.  We have been successful with our direct sales strategy and our base of wholly-owned subsidiaries continues to grow.  Substantial international growth has also come from the launch of new products, including a broad line of retail soft goods.  In 2005, we will continue to expand our international product range and we will also explore additional market expansion.

“2004 was also a year of significant operational improvements that should provide meaningful earnings growth in 2005.  Key among these improvements were the early redemption of our senior subordinated notes, the consolidation of Regentek’s operations into our existing facilities, the completion of our new manufacturing facility in Tijuana, Mexico and the relocation of additional manufacturing capacity from Vista, California to this new plant.

“When we layer the expected success of our 2005 sales initiatives onto these operational improvements, we anticipate that our 2005 revenues will be between $273 million and $275 million, resulting in earnings per share of between $1.20 and $1.25, before the impact of stock option expensing, which will be required beginning in the second half of 2005.  We expect cost reductions to positively impact our operating income beginning in the first quarter of 2005. However, we expect this impact to be offset by increased sales and marketing expenses in our first quarter, due to seasonal events such as the meeting of the American Academy of Orthopedic Surgeons. We expect our average daily revenue in the first quarter of 2005 to be approximately

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the same as the fourth quarter just ended. Accordingly, since the first quarter has 65 shipping days, the same as in the fourth quarter, we expect revenue and operating margins for the first quarter to be substantially similar to fourth quarter levels, excluding the impact of the fourth quarter restructuring expense.”

Fourth Quarter Business Highlights:

The Company announced the following highlights during the quarter:

•                  dj Orthopedics completed the integration of its Regentek OL1000™ sales force into its existing DonJoy distribution channel and completed the integration of Regentek’s operational functions, with the exception of manufacturing, into its Vista, California headquarters.

•                  The Company launched five new products in the fourth quarter including the DonJoy Armor knee brace incorporating patent-pending FourcePoint technology, the Universal Shoulder Immobilizer and additions to the Company’s new retail line of soft goods.

•                  dj Orthopedics signed a new three-year bracing and cold therapy contract with MedAssets Supply Chain Systems. MedAssets is a leading group purchasing organization that serves more than 22,000 healthcare providers nationwide.

•                  The Company repurchased approximately 837,000 shares of its common stock for approximately $14.8 million.

•                  The Company completed the relocation of its cold therapy and machine shop manufacturing functions from Vista, California to Tijuana, Mexico.

•                  The Company was named as one of Forbes Magazine’s “200 Best Small Companies in America”.  dj Orthopedics ranked 88th overall, but perhaps more significantly, ranked second in five year growth in earnings per share.

•                  The Company signed a lease for a new 110,000 square foot corporate headquarters in Vista, California.  Construction of the new facility should be completed in mid-2006.

Conference Call Information

dj Orthopedics has scheduled an investor conference call to discuss this announcement beginning at 1:00 PM, Eastern Time today, February 8, 2005.  Individuals interested in listening to the conference call may do so by dialing (706) 634-0177, using the reservation code 3722358.  A telephone replay will be available for 48 hours following the conclusion of the call by dialing (706) 645-9291 and using the above reservation code.  The live conference call also will be available via the Internet at www.djortho.com, and a recording of the call will be available on the Company’s website.

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About dj Orthopedics, Inc.

dj Orthopedics is a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets.  The Company’s broad range of over 600 rehabilitation products, including rigid knee braces, soft goods and pain management products, are used in the prevention of injury, in the treatment of chronic conditions and for recovery after surgery or injury.  The Company’s regeneration products consist of bone growth stimulation devices that are used to treat nonunion fractures and as an adjunct therapy after spinal fusion surgery.

The Company sells its products in the United States and in more than 40 other countries through networks of agents, distributors and its direct sales force that market its products to orthopedic and podiatric surgeons, spine surgeons, orthopedic and prosthetic centers, third-party distributors, hospitals, surgery centers, physical therapists, athletic trainers and other healthcare professionals.  For additional information on the Company, please visit www.djortho.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements relate to, among other things, the Company’s revenue and earnings estimates for the full fiscal year 2005 and for the first quarter of 2005, which are dependent upon the success of the Company’s growth initiatives for its domestic rehabilitation businesses, its regeneration business through new selling strategies such as marketing programs and selling arrangements, and its international business through new market expansion and new product introductions; the Company’s cash flow providing strategic flexibility for the future; and the Company’s expected cost savings in 2005 from the Company’s operational improvement initiatives.  The words “believe,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement.  These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks relating to the successful implementation of the Company’s business and integration strategy relative to its regeneration business; the continued growth of the bone growth stimulation market; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; the Company’s dependence on orthopedic professionals, agents and distributors for marketing its products; the Company’s transition to direct sales of its products in select foreign countries; the Company’s international operations; the restrictions imposed by the terms of the Company’s indebtedness; resources needed and risks involved in complying with government regulations including Section 404 of the

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Sarbanes-Oxley Act; developing and protecting intellectual property; the impact of reductions in reimbursement levels by Medicare and other governmental and commercial payers; and the effects of healthcare reform, managed care and buying groups on prices of the Company’s products. Other risk factors are detailed in the Company’s Annual Report on Form 10-K for the 2003 calendar year, filed on March 12, 2004 with the Securities and Exchange Commission.

Tables to follow

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dj Orthopedics, Inc.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data and number of operating days)

	Three Months Ended			Twelve Months Ended
	December 31, 2004	December 31, 2003	Pro Forma (1) December 31, 2003	December 31, 2004	December 31, 2003	Pro Forma (1) December 31, 2003

Net revenues	$68,101	$54,615	$62,663	$255,999	$197,939	$240,378
Costs of goods sold	25,819	22,764	23,664	95,164	85,927	92,562
Gross profit	42,282	31,851	38,999	160,835	112,012	147,816
Operating expenses:
Sales and marketing	20,928	14,959	20,269	78,984	54,067	80,023
General and administrative	7,065	5,496	4,755	27,727	21,767	18,771
Research and development	1,540	1,309	1,413	5,627	4,442	5,211
Amortization of acquired intangibles	1,154	464	1,152	4,731	464	4,808
Restructuring costs	2,608	—	—	4,693	(497)	(497)
Total operating expenses	33,295	22,228	27,589	121,762	80,243	108,316
Income from operations	8,987	9,623	11,410	39,073	31,769	39,500
Interest expense, net of interest income	(1,182)	(3,055)	(3,615)	(8,959)	(12,184)	(14,434)
Prepayment premium and other costs related to Senior Subordinated Notes redemption	—	—	—	(7,760)	—	—
Other income (expense)	711	161	161	683	466	466
Income before income taxes	8,516	6,729	7,956	23,037	20,051	25,532
Provision for income taxes	(3,216)	(2,648)	(3,131)	(9,022)	(7,980)	(10,162)
Net income	$5,300	$4,081	$4,825	$14,015	$12,071	$15,370

Net income per share:
Basic	$0.25	$0.23	$0.27	$0.66	$0.67	$0.86
Diluted	$0.24	$0.21	$0.25	$0.63	$0.64	$0.82
Weighted average shares outstanding used to calculate per share information:
Basic	21,535	18,097	18,097	21,221	17,963	17,963
Diluted	22,352	19,619	19,619	22,209	18,791	18,791

Number of operating days	65	64	64	253	253	253

(1)                On November 26, 2003, the Company acquired the operations of Regentek.  The results of Regentek’s operations are included in the consolidated results of operations for the entire three and twelve months ended December 31, 2004; however, for comparative purposes the Company has included pro forma financial information for the three and twelve months ended December 31, 2003 as if Regentek was acquired as of January 1, 2003.  The Company uses the pro forma information presented to evaluate and manage the Company’s operations.  The Company is providing this information to allow for additional financial analysis of the Company’s results of operations.

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dj Orthopedics, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$11,182	$19,146
Accounts receivable, net	46,981	43,876
Inventories, net	19,071	15,534
Deferred tax asset, current portion	7,902	11,283
Other current assets	5,359	6,342
Total current assets	90,495	96,181
Property, plant and equipment, net	15,463	15,556
Goodwill, intangible assets and other assets	154,792	161,258
Deferred tax asset	46,100	47,509
Total assets	$306,850	$320,504

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other accrued liabilities	$28,812	$29,015
Long-term debt, current portion	5,000	5,000
Total current liabilities	33,812	34,015
Long-term debt, less current portion	90,000	169,156
Total stockholders’ equity	183,038	117,333
Total liabilities and stockholders’ equity	$306,850	$320,504

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dj Orthopedics, Inc.

Unaudited Segment Information

(In thousands, except number of operating days)

	Three Months Ended			Revenues per Day		Twelve Months Ended			Revenues per Day
			Pro Forma (1)		Pro Forma (1)			Pro Forma (1)		Pro Forma (1)
	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003
Net revenues:
DonJoy	$26,832	$25,067	$25,067	$413	$392	$99,771	$95,353	$95,353	$395	$377
ProCare	13,347	12,550	12,550	205	196	50,159	47,858	47,858	198	189
Regentek (1)	13,200	3,989	12,037	203	188	49,658	3,989	46,428	196	184
OfficeCare	7,303	7,167	7,167	113	112	27,551	25,631	25,631	109	101
International	7,419	5,842	5,842	114	91	28,860	25,108	25,108	114	99
Consolidated net revenues	$68,101	$54,615	$62,663	$1,048	$979	$255,999	$197,939	$240,378	$1,012	$950

Gross profit:
DonJoy	$15,693	$14,334	$14,334			$58,498	$53,824	$53,824
ProCare	4,941	5,038	5,038			19,294	19,805	19,805
Regentek (1)	11,648	3,145	10,293			43,032	3,145	38,949
OfficeCare	5,898	5,840	5,840			22,408	20,162	20,162
International	4,102	3,494	3,494			17,603	15,076	15,076
Consolidated gross profit	$42,282	$31,851	$38,999			$160,835	$112,012	$147,816

Income from operations:
DonJoy	$6,252	$6,236	$6,236			$22,415	$22,437	$22,437
ProCare	2,629	2,572	2,572			9,950	10,224	10,224
Regentek (1)	2,141	537	2,324			7,836	537	8,268
OfficeCare	967	1,905	1,905			3,976	2,801	2,801
International	315	1,001	1,001			5,398	6,255	6,255
Income from reportable segments	12,304	12,251	14,038			49,575	42,254	49,985
Expenses not allocated to segments	(3,317)	(2,628)	(2,628)			(10,502)	(10,485)	(10,485)
Consolidated income from operations	$8,987	$9,623	$11,410			$39,073	$31,769	$39,500

Number of operating days	65	64	64			253	253	253

(1)          On November 26, 2003, the Company acquired the operations of Regentek.  The results of Regentek’s operations are included in the consolidated results of operations for the entire three and twelve months ended December 31, 2004; however, for comparative purposes the Company has included pro forma financial information for the three and twelve months ended December 31, 2003 as if Regentek was acquired as of January 1, 2003.  The Company uses the pro forma information presented to evaluate and manage the Company’s operations.  The Company is providing this information to allow for additional financial analysis of the Company’s results of operations.  For the three and twelve months ended December 31, 2004, Regentek income from operations have been reduced by amortization of acquired intangible assets amounting to $1.2 million and $4.7 million, respectively, and restructuring charges related to the integration of the segment of $1.9 million and $3.8 million, respectively.

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